UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 14, 2007

CONIHASSET CAPITAL
PARTNERS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-52011 (Commission File Number)	20-4414490 (I.R.S. Employer Identification No.)

Two International Place, 16th Floor
Boston, MA 02110
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (617) 235-7215

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 9, 2007, Conihasset Capital Partners, Inc. (the “Company”), and M&M Specialties, Inc. (“M&M”), an Arizona corporation that manufactures ATE boards and test sockets and sells them to semiconductor fabrication facilities in the United States and Asia, entered into a letter of intent whereby the Company would purchase of all of the issued and outstanding shares of common stock of M&M (“M&M Shares”).

On September 14, 2007, the Company executed a stock purchase agreement with M&M (the “Purchase Agreement”). The Purchase Agreement calls for the purchase of the M&M Shares (the “Acquisition”). Under the terms of the Purchase Agreement, the Company has 60 days from the execution of the Purchase Agreement (the “Closing Date”) to complete the Acquisition. In consideration for such purchase, the Company agreed, pursuant to arm’s length negotiations, to pay and deliver on the Closing Date a purchase price of $6.3 million in cash and a note issued by the Company in the amount of $700,000.

As previously disclosed, the Company entered into an agreement with Canaccord Adams, Inc. (the “Placement Agent”) on July 27, 2007, to execute and complete a private placement (the “Private Placement”) for the primary purpose of funding the Acquisition. Without the proceeds of the Private Placement, the Company will not be able to complete the Acquisition. There is no guarantee that the Placement Agent will be successful in finding investors that are suitable for the Private Placement and, if they do, whether the Company will raise enough money in the Private Placement to make the Acquisition.

The Purchase Agreement also contains representations, warranties, covenants and indemnities. The full text of the Purchase Agreement is attached as Exhibit 2.1 hereto.

Item 9.01 Financial Statements and Exhibits

(a)-(b) Financial Statements of the Business Acquired; Pro forma Financial Information.

The Company will file the required pro forma financial information and financial statements of M&M within 71 days after the Form 8-K associated with the completion of the Acquisition.

(c) Shell company transactions.

Not applicable.

(d) Exhibits.

2.1	Stock Purchase Agreement dated as of September 14, 2007 by and between Conihasset Capital Partners, Inc. and M&M Specialties, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 17, 2007	CONIHASSET CAPITAL PARTNERS, INC.

	By:	/s/ Richard D. Bailey
Richard D. Bailey
President and Chief Executive Officer